Exhibit 8.2

GAETA & EVESON, P.A.

Attorneys at Law

700 Spring Forest Road, Suite 335

Raleigh, North Carolina 27609

(919) 845-2558 Telephone

(919) 518-2146 Facsimile

www.banklawnc.com

October 16, 2012

Board of Directors

First Trust Bank

1420 East Third Street

Charlotte, NC 28204

Tax Opinion—Merger of First Trust Bank, Charlotte, North Carolina with and into Bank of North Carolina, High Point, North Carolina

Ladies and Gentlemen:

We have acted as counsel to First Trust Bank (“First Trust”) in connection with the review and analysis of that certain registration statement (the “Registration Statement”) on Form S-4 filed by BNC Bancorp (“BNC”) on September 28, 2012, as amended on October 16, 2012, with the Securities and Exchange Commission (the “Commission”), which relates to the registration under the Securities Act of 1933, as amended (the “Securities Act”), of 3,276,266 shares of common stock of BNC issuable pursuant to the Agreement and Plan of Merger, dated June 4, 2012, by and between BNC and First Trust.

We have reviewed and analyzed the discussion set forth in the Registration Statement section entitled “Material U.S. Federal Income Tax Consequences of the Merger.” In our opinion, such discussion, insofar as it summarizes United States federal income tax law, is accurate in all material respects.

We hereby consent to the filing of this opinion with the Commission as an exhibit to the Registration Statement, as amended, and to the references therein to our firm. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under section 7 of the Securities Act.

Very truly yours

GAETA & EVESON, P.A.

/s/ GAETA & EVESON, P.A.